Authorization and Designation
to Sign and File
Section 16 Reporting Forms

The undersigned, a Director of Altria Group, Inc., a Virginia corporation (the "Company"), does hereby authorize and designate Mary C. Bigelow, J. Michael Hinchcliffe, Michele D. Rundstrom or Anna M. Armendariz to sign and file on his behalf the application for the required Securities and Exchange Commission ("SEC") electronic CIK/CCC codes and any and all Forms 3, 4 and 5 relating to equity securities of the Company with the SEC pursuant to the requirements of Section 16 of the Securities Exchange Act of 1934 ("Section 16"). This authorization, unless earlier revoked in writing, shall be valid until the undersigned's reporting obligations under Section 16 with respect to equity securities of the Company shall cease. All prior such authorizations are hereby revoked.

IN WITNESS WHEREOF, the undersigned has executed this Authorization and Designation this 8 day of January, 2026.

George Muñoz
GEORGE MUÑOZ

CITY/COUNTY OF ARLINGTON
COMMONWEALTH OF VIRGINIA

I, ANGELA FREEMAN, a notary public in and for the State and County/City aforesaid do hereby solemnly swear that George Muñoz, whose name is signed to the above writing, personally appeared before me this 8th day of January, 2026, and acknowledged the same in my State and County/City aforesaid.

Notary Public
Registration No. 8057751
My Commission Expires: 08/31/2027
Address: 11166 Fairfax Blvd Suite 500 #082
FAIRFAX, VA 22033

ANGELA FREEMAN
NOTARY PUBLIC
REG. #8057751
COMMONWEALTH OF VIRGINIA
MY COMMISSION EXPIRES AUGUST 31, 2027